AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 18, 2002

                                                REGISTRATION NO. 33-____________





                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                              ____________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              ____________________

                       SOUTHERN STATES POWER COMPANY, INC.
             (Exact Name of Registrant as Specified in Its Charter)


            DELAWARE                                             33-0312389
(State or Other Jurisdiction of                               (I.R.S. Employer
 Incorporation or Organization)                              Identification No.)


                         4505 ALLSTATE DRIVE, SUITE 108
                          RIVERSIDE, CALIFORNIA  92501
          (Address of Principal Executive Offices, Including Zip Code)
                              ____________________

                              Consulting Agreements
                              Employment Agreements
                            Legal Services Agreement
                             (Full Title of the Plan)
                              ____________________

                             Harrison A. McCoy, III
                       Southern States Power Company, Inc.
                         4505 Allstate Drive, Suite 108
                          Riverside, California  92501
                                 (909) 476-3575
            (Name, Address, and Telephone Number of Agent for Service)

                                   COPIES TO:

                             Brian A. Lebrecht, Esq.
                            The Lebrecht Group, APLC
                        22342 Avenida Empresa, Suite 230
                    Rancho Santa Margarita, California 92688
                                 (949) 635-1240

                                    CALCULATION  OF  REGISTRATION  FEE

Title of Securities. .  Amount to be  Proposed Maximum              Proposed Maximum           Amount of
to be Registered . . .  Registered    Offering Price per Share(1)   Aggregate Offering Price   Registration Fee
----------------------  ------------  ----------------------------  -------------------------  -----------------
Common Stock,
Par Value $0.001 . . .    13,691,210  $                       0.03  $              410,736.30  $           37.79
----------------------  ------------  ----------------------------  -------------------------  -----------------
TOTAL REGISTRATION FEE    13,691,210  $                       0.03  $              410,736.30  $           37.79
----------------------  ------------  ----------------------------  -------------------------  -----------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the average of the closing bid and ask prices as reported by the NASDAQ Over-The-Counter Bulletin Board on September 13, 2002.

(2) Represents shares of Common Stock issued to consultants, employees, and legal counsel to the Company.

                                EXPLANATORY NOTE

     Southern States Power Company, Inc. ("SSPC") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act").

     Under cover of this Form S-8 is a Reoffer Prospectus SSPC prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 13,691,210 shares of common stock acquired by the selling shareholders.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     SSPC will send or give the documents containing the information specified in Part 1 of Form S-8 to employees or consultants as specified by Securities and Exchange Commission Rule 428(b)(1) under the Securities Act of 1933, as amended. SSPC does not need to file these documents with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.

                               REOFFER PROSPECTUS

                       SOUTHERN STATES POWER COMPANY, INC.
                         4505 ALLSTATE DRIVE, SUITE 108
                          RIVERSIDE, CALIFORNIA  92501

                        13,691,210 SHARES OF COMMON STOCK


     The shares of common stock, $0.001 par value per share, of Southern States Power Company, Inc. ("SSPC" or the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders"). The Selling Shareholders acquired the Shares pursuant to compensatory benefit plans for consulting, employment, and legal services that the Selling Shareholders provided to SSPC.

     The sales may occur in transactions on the NASDAQ over-the-counter market at prevailing market prices or in negotiated transactions. SSPC will not receive proceeds from the sale of any of the Shares. SSPC is paying for the expenses incurred in registering the Shares.

     The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

     SSPC's common stock is currently traded on the NASDAQ Over-the-Counter Bulletin Board under the symbol "SSPC".

                            ________________________

     This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 15.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ________________________

                               September 18, 2002

                                TABLE OF CONTENTS

Where  You  Can  Find  More  Information                                 6
Incorporated  Documents                                                  6
The  Company                                                             7
Risk  Factors                                                           15
Use  of  Proceeds                                                       18
Selling  Shareholders                                                   18
Plan  of  Distribution                                                  19
Management  and  Certain  Securities  Holders  of  the  Issuer          19
Legal  Matters                                                          22
Experts                                                                 22
                            ________________________

     You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

     SSPC is required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at:

                 450 Fifth Street, N.W., Washington, D.C. 20549

     Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).

                             INCORPORATED DOCUMENTS

     The SEC allows SSPC to "incorporate by reference" information into this Reoffer Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus.

     SSPC's Annual Report on Form 10-KSB, dated July 22, 2002, and the Company's Quarterly Report on Form 10-QSB, dated September 16, 2002, are incorporated herein by reference. In addition, all documents filed or subsequently filed by the Company under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, before the termination of this offering, are incorporated by reference.

     The Company will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to the Chief Financial Offer at SSPC, at SSPC's executive offices, located at 4505 Allstate Drive, Suite 108, Riverside, California 92501. SSPC's telephone number is (909) 367-2463.

                                   THE COMPANY

     Southern States Power Company, Inc. (hereinafter "the Company" or "Southern States") is a business development company that has elected to be regulated pursuant to Section 54 of the Investment Company Act of 1940. The Company was originally incorporated in the State of Delaware in 1988 as Guideline Capital Corporation. The Company intends to focus its investments in companies engaged in the production, sale and distribution of biodiesel fuel and other alternative energy solutions. Biodiesel is a diesel fuel made from a vegetable oil, rather than petrochemical oil, and is officially designated by the EPA as an alternative fuel under the Energy Policy Act. Biodiesel is a unique alternative fuel because it can be used in diesel engines without any change or modifications to the engines, vehicles, or ground fueling equipment.

     Net revenues increased to $492,000 for the year ended April 30, 2002, compared with revenues of $33,000 in the prior year, largely as a result of revenues generated from the rental of power generators under a contract with University of California at Riverside. The Company's rental program was discontinued in December 2001 and the generators were held for sale as of year-end. The Company incurred a net loss of $3,577,000 for the year ended
April 30, 2002, compared with a loss of $4,362,000 in the prior year. The decrease in loss was primarily attributed to a decrease in operating expenses (See "Management's Discussion and Analysis of Results of Operations and Financial Condition" herein).

     On July 31, 2002, the Company's Board of Directors voted to be regulated pursuant to Section 54 of the Investment Company Act of 1940 with its investments concentrated in companies engaged in the production, sale and distribution of biodiesel fuel and other alternative energy solutions. Prior to making this election, the Company was actively involved in the sale, manufacture and distribution of biodiesel. The decision to be regulated under the
Investment Company Act of 1940 was made primarily to better reflect the Company's anticipated future business and developing relationships. The Company's first investment is expected to be in Agua Mansa, LLC, which is in the process of designing and developing a new, state-of-the-art biodiesel facility in Riverside, California, that will produce fuel that meets DINs 51606 while also yielding high-grade by-products such as pharmaceutical-grade glycerin and Vitamin E (See "Agua Mansa Facility" herein).

     The Company may not elect to withdraw its election to be regulated as Business Development Company without a vote of the holders of a majority of the outstanding voting securities. Although the Company is initially focusing on the biodiesel industry, it may change industries without further notice. The Company may, but is not required, to take a controlling position in its investment companies. The Company's policy with respect to any assets are not required to be invested in eligible portfolio companies or other companies qualifying under
Section 55 of the Investment Company Act of 1940, as well as with respect to investing as part of a group, is to be left to the discretion of the Board of Directors. The Company will offer managerial assistance to each of its portfolio companies and reserves the right to be compensated by the portfolio companies at market rates for such services.

     The Company's working capital on April 30, 2002 was negative $1,403,000, which results primarily from the classification of a long-term debt obligation of $1,103,000 as a current liability since the Company was in default on the obligation as of April 30, 2002. (See "Management's Discussion and Analysis of Results of Operations and Financial Condition" herein).

     The Company was incorporated in Delaware on August 31, 1988, and adopted its present name on June 1, 1998. During fiscal year 2001, Southern States relocated its headquarters from Shreveport, Louisiana to Riverside, California, and established a regional office in Phoenix Arizona.

BIODIESEL

     Biodiesel is one of several alternative fuels identified by the EPA. Biodiesel (fatty acid alkyl esters) is a cleaner-burning diesel replacement fuel made from natural, renewable sources such as new and used vegetable oils and animal fats. Like petroleum diesel, biodiesel operates in combustion-ignition engines. Blends of up to 20% biodiesel (mixed with petroleum diesel fuels) can be used in nearly all diesel equipment and are compatible with most storage and distribution equipment. These low level blends (20% and less) don't require any engine modifications and can provide the same payload capacity and range as petroleum diesel. Higher blends, even pure biodiesel (100% biodiesel, or B100), can be used in many engines built since 1994 with little or no modification.

     Using biodiesel in a conventional diesel engine substantially reduces emissions of unburned hydrocarbons, carbon monoxide, sulfates, polycyclic aromatic hydrocarbons, nitrated polycyclic aromatic hydrocarbons, and particu-late matter. These reductions increase as the amount of biodiesel blended into diesel fuel increases. The best reductions are seen with B100.

     The use of biodiesel decreases the solid carbon fraction of particulate matter (since the oxygen in biodiesel enables more complete combustion to CO2) and reduces the sulfate fraction (biodiesel contains less than 24 ppm sulfur), while the soluble, or hydrocarbon, fraction stays the same or increases. Therefore, biodiesel works well with new technologies such as catalysts (which reduce the soluble fraction of diesel particulate but not the solid carbon fraction), particulate traps, and exhaust gas recirculation.

     Biodiesel has physical properties very similar to conventional diesel. Emission properties, however, are better for biodiesel than for conventional diesel.

     Biodiesel fuel can be made from new or used vegetable oils and animal fats, which are non-toxic, biodegradable, renewable resources. Fats and oils are chemically reacted with an alcohol (methanol is the usual choice) to produce chemical compounds known as "fatty acid methyl esters". Biodiesel is the name given to these esters when they're intended for use as fuel. Glycerol (used in pharmaceuticals and cosmetics, among other markets) is produced as a co-product.

     Biodiesel can be produced by a variety of esterification technologies. The oil and fats are filtered and preprocessed to remove water and contaminants. If free fatty acids are present, they can be removed or transformed into biodiesel using special pretreatment technologies. The pretreated oils and fats are then mixed with an alcohol (usually methanol) and a catalyst (usually sodium or potassium hydroxide). The oil molecules (triglycerides) are broken apart and reformed into esters and glycerol, which are then separated from each other and purified.

     Approximately 55% of the biodiesel production industry can use any fat or oil feedstock, including recycled cooking or "yellow" grease. The other half of the industry is limited to vegetable oils, the least expensive of which is soy oil. The soy industry has been the driving force behind biodiesel commercialization because of excess production capacity, product surpluses, and declining prices. Similar issues apply to the recycled grease and animal fats industry, even though these feedstocks are less expensive compared to soy oils.

AGUA  MANSA  FACILITY

     As a business development company under Section 54 of the Investment Company Act of 1940, the Company is required to invest a portion of its assets into developing companies. Southern States is committed to the development of alternative energy and bio fuels such as biodiesel.

     The Company anticipates that its first investment will be made in Agua Mansa, LLC ("Agua Mansa"). Agua Mansa is in the process of designing and developing a new, state-of-the-art biodiesel facility in Riverside, California, that will produce fuel that meets DINs 51606 while also yielding high-grade by-products such as pharmaceutical-grade glycerin and Vitamin E. In March 2002, the Company entered into a Preliminary Engineering Agreement with Lurgi, PSI, Inc. in which Lurgi will perform the preliminary engineering work on the Agua Mansa project. Subsequent to April 30, 2002, the Company entered into an Escrow Agreement for the purchase of 7.73 acres of land in Riverside, California where the new facility will be located. The total purchase price of this land is $793,000, of which $10,000 was paid as a deposit. The Company expects to close escrow on this property in September 2002 (See "Notes to Accompanying Financial Statements"). Both the land and the preliminary engineering will be contributed to Agua Mansa, LLC as part of the Company's investment. The management of Southern States anticipates playing an active role in supervising the con-struction of the Agua Mansa facility and then managing the plant once it is complete.

COACHELLA  FACILITY

     In the Fall of 2000, Southern States was introduced to Imperial Western Products (IWP) located in Coachella, just East of Indio, California. IWP is a large cottonseed processing plant which also has a facility for process-ing yellow grease which they typically sell for use in animal foods. An understanding was reached whereby IWP agreed to participate in the construction of a biodiesel plant at their facility in Coachella which would utilize their processed yellow grease as the basic source of feedstock for conversion to biodiesel.

     Due to limited financial resources, the plant was built using primarily refurbished equipment. In January 2002, the Company determined that the partner-ship arrangement with IWP was not advantageous to the Company. Furthermore, the Company wanted to take advantage of significant marketing opportunities from producing biodiesel that meets DINs standard 51606, in addition to capturing the revenues from high-value byproducts such as pharmaceutical-grade glycerin and vitamin E. The Company therefore sold its interest in the Coachella facility to IWP in February, 2002 for approximately $260,000 and recorded a gain of $34,000 on the transaction. Pursuant to the Asset Sale Agreement, the Company entered into a Brokerage Agreement with IWP in which the Company received, among other things, the exclusive right to sell all biodiesel manufactured by the Coachella facility and receive a royalty interest of 50% on the net profits generated from such sale. In addition, the Company is entitled to a further royalty of $0.10 per gallon of biodiesel produced from virgin soy feedstock as consideration for the Company's assignment of the USDA subsidy contract. Through April 30, 2002, there were no sales of biodiesel from the Coachella facility and, accordingly, the company received no royalty income.

CARDLOCK  FACILITY

     On February 6, 2002, the Company entered into an agreement with Kinder Morgan Energy Partners, LP & Cardlock, LLC for the acquisition of equipment and assets relating to a cardlock facility located in Phoenix, Arizona. The purchase price was $395,000. Under the terms of the agreement, the acquisition was expected to be consummated on March 31, 2002, but was extended through the August 9, 2002. As of April 30, 2002, the Company had paid a deposit of $40,000 which is to be applied towards the purchase price. Upon completion of the purchase, the Company will be required to enter into a Sublease Agreement with Kinder Morgan and Cardlock. The Sublease Agreement pertains to the property on which the equipment and assets are located. The term of the Sublease Agreement is 142 months and will expire on December 31, 2013.

POWER  GENERATION

     During fiscal 2002, the Company purchased electric generating equipment for a total of approximately $1,600,000, which it rented to the University of California at Riverside ("UCR") on a short-term lease that ended December 2001.

At the time, the Company was pursuing the rental of power generation equipment to both augment revenues and provide an outlet for biodiesel sales. At the end of rental period, UCR advised the Company that it would not continue to rent nor elect to purchase the generating equipment. The Company determined at that time to dispose of the generators and began soliciting buyers for the equipment. On April 30, 2002, the Company recorded a permanent impairment on the value of the equipment of $500,000 to reflect the estimated current market price of the generators. The Company has a note payable with a commercial lender in the amount of $1.1 million in connection with the generators. As of April 30, 2002, the Company was in technical default on the note (See "Notes to Accompanying Financial Statements"). On July 18, 2002, the Company agreed to restructure the debt obligation. The original terms of the note required the Company to pay $33,000 per month in principal plus accrued interest at the rate of 7.5% per annum. The note is secured by the electricity generators which are listed as assets held for sale in the accompanying balance sheet. Under the terms of the restructure, the Company will make interest-only payments at prime plus 0.5%, with the principal balance due in lump sum on March 15, 2003. If the Company is unable to make the principal payment, the debt will transfer to a shareholder of the Company who serves as guarantor on the note. Ownership of the generators will also transfer to the guarantor without recourse against the Company. The principal balance on the note as of April 30, 2002 has been classified as a current liability in the accompanying balance sheet.

TECHNOLOGY  PROTECTION  POLICY  AND  DISCLAIMERS

     The Company has certain intellectual properties including biofuel formu-lation, processing and manufacture techniques that it considers "trade secrets". To maintain confidentiality, the Company executes agreements with interested third parties, contractors and employees. Thus far, the Company has elected to refrain from filing for patent protection on its biofuel formulation or process for several reasons. First, the Company considers that the amount of disclosure which must be made in the application would disclose information which the Company wants to keep proprietary. Second, since components of the mixing and chemical process typically fall within the public domain, it is not deemed patentable.

     The Company believes that the chemical and process treatment involved in manufacturing its biofuel are highly complex and would be extremely difficult to duplicate or reverse engineer. At this time, the Company does not intend to file for patent protection on its existing technology.

CONFIDENTIALITY  POLICY  AND  DISCLAIMERS

     As indicated above, the Company's agents and officials interact with many different technology development entities and concerns. It is the policy of Southern States to obtain executed confidentially agreements from those persons or entities to whom the Company's trade secrets are revealed. The standard agreements include provisions prohibiting disclosure of proprietary information. With respect to Company employees and consultants, agreements in place include a provision prohibiting competition with the Company.

MARKETING

     Management believes that tightening clean air standards and growing fossil fuel costs are forcing municipal and private commercial fleets to look toward alternative fuel products. Major biodiesel initiatives have been passed at state and federal levels across the United States. The Energy Policy Act (EPAct) was passed in 1992 to accelerate the use of alternative fuels in the transportation sector. In this Act the government recognized fuels derived from biological materials as alternative fuels. Prior to the EPAct, the Clean Fuel Fleet Program was included as part of the Clean Air Act Amendments (1990). This program specifically describes clean fuels to include alternative fuels. Executive Order 13149 directs federal agency fleets to use alternative fuel to meet at least 51% of the vehicles' fuel needs, and requires agencies to reduce their overall petroleum consumption by at least 20% over the next five years. Further, it is also the goal of the United States Department of Energy that 20% of petroleum based motor fuel is replaced by alternative fuels by the year 2010.

     On February 12, 2002, the Company received notification that its appli-cation had been approved for the 2002 USDA Bio-Energy Subsidy Program (CCC-850). Under the subsidy, the Company will be reimbursed quarterly for purchases of bio-based feedstock used in the production of biodiesel. All biodiesel produced from soy oil by the Company for fiscal year 2002, up to a maximum amount of $7.5 million, will be eligible under the Bio-Energy subsidy program. The subsidy includes biodiesel produced from the Coachella Plant, as well as any soy-based biodiesel produced at Agua Mansa and other planned facilities. This subsidy will help the Company be more cost competitive against other alternative fuels in addition to petroleum-based diesel.

COMPETITION

     In addition to other producers of biodiesel, most of which utilize virgin soy oil as their basic feedstock, there are other companies that market, supply and/or provide biodiesel to consumers, but that are not producers. The largest marketer and supplier that will compete directly with the Agua Mansa facility is World Energy, Inc. In addition, certain distributors of diesel fuel purchase biodiesel directly from producers and are considered competitors in the alternative biofuels market.

     Competition to the biodiesel market, as a whole, comes primarily from the compressed natural gas industry. Due to strong lobbying efforts over the past few years, compressed natural gas as an alternative fuel has made inroads into the metro and school bus transportation market, as well as the waste hauler segment. However, conversion of diesel engines to accommodate compressed natural gas is costly, as is the necessary infrastructure to accommodate compressed natural gas. The Company believes that because converting diesel engines to use biodiesel does not require any mechanical modifications or special infrastructure, biodiesel has an advantage over compressed natural gas as an alternative fuel.

     In addition, the biodiesel faces competition from other alternative fuels such as ethanol, though these fuels do not compete aggressively in the western United States. There are no large-scale ethanol production facilities in the western eleven states, and the cost of trucking the fuel from existing eastern production facilities is presently deemed cost prohibitive.

GOVERNMENT  REGULATION

     Management believes that tightening clean air standards and growing fossil fuel costs are forcing municipal and private commercial fleets to look toward alternative fuel products. Major biodiesel initiatives have been passed at state and federal levels across the United States. The Energy Policy Act (EPAct) was passed in 1992 to accelerate the use of alternative fuels in the transportation sector. In this Act the government recognized fuels derived from biological materials as alternative fuels. Prior to the EPAct, the Clean Fuel Fleet Program was included as part of the Clean Air Act Amendments (1990). This program specifically describes clean fuels to include alternative fuels. Executive Order 13149 directs federal agency fleets to use alternative fuel to meet at least 51% of the vehicles' fuel needs, and requires agencies to reduce their overall petroleum consumption by at least 20% over the next five years.

     Initial focus by the government to mandate or provide incentives to reduce emissions and dependence on foreign oils became evident with the passage of the Environmental Protection Act ("EPAct") in 1992. This Bill requires Federal agencies to buy vehicles that run on alternative fuels to reduce their dependence on fuel supplies produced overseas. Federal agencies considered to have qualifying fleets were required to have specific alternative fuel purchases. This Act was the first genuine effort to boost the use of domestic replacement (alternative) fuels. The Department of Energy was charged with the responsibility to develop and oversee a plan to replace 10% of U.S. gas consumption with alternative fuels by the year 2000 and 30% by the year 2010.

     There has been considerable effort on the part of Federal, State and local governments to continue to press for legislative action to clean up our air, particularly in non-attainment areas represented by big cities and heavy traffic. Bills which have been passed include incentives for EPA credits, and preferential bidding for governmental jobs is awarded to companies using alternative fuels which are kinder to our environment. Nationally, the Bush Administration has just recently proposed a National Energy Policy aimed at using cleaner, alternative fuels. Within the past few years the EPA has recognized biodiesel as an approved alternative fuel, providing at least 20% is included in any blending with standard #2 diesel.

     In Congress, Senate Bill 1058, referred to as the Energy Tax Bill and sponsored by the Senate Finance Committee, has been designed to insure that tax provisions are includable for biodiesel. Similarly, Senate Bill 1066 has been promoted with the premise that "every fuel must have a renewable component," indicating that the government is encouraging the use or blending of alternative fuels produced from plant or vegetable stock compared to fossil or petrochemical fuels.

     The California Air Resources Board ("CARB") is charged with regulating the emissions emitted from mobile sources of transportation throughout the State of California, and has been seriously lobbied to consider biodiesel as an approved alternative fuel to promote air quality. The South Coast Air Quality Management District ("AQMD") is considered to be leading the nation as far as stringent air quality standards are concerned, and is the agency regulating emissions derived from stationary sources of power generation in specified regions of Southern California. The AQMD issued a permit to Southern States Power Company in 2001 to run three 2-megawatt gensets as backup, standby power generators to be run on 100% biodiesel. It is believed that this is the first of such kind of permits granted to any entity for such purpose.

     Arizona has previously passed laws encouraging the use of biodiesel, and recognizing this biofuel as an alternative fuel together with other types of alternative fuels. Nevada, and other states, are also recognizing the value of biodiesel as a clean alternative fuel and are considering incentives to encourage consumers to use this fuel. The National government, through the USDA, and as a means to promote agricultural products, has recently passed a farm bill, which authorized a valuable subsidy for those producers of biodiesel who use soy oil and other specified oils as the base feedstock in the manufacture of biodiesel (CCC 850). The Company was notified in February 2002 that it has received approval to receive the subsidy under this special program, which will contribute substantially to reduce the costs of producing this alternative fuel, thereby reducing the costs charged to the consumers.

     The Company's cost for compliance with government regulations is negligible.

EMPLOYEES

     As of April 30, 2002, the Company employed a total of five people, one of which was in sales and the rest were in general and administrative positions.

     The Company may require additional employees in the areas of admini-stration, production, sales and marketing in the future. There is intense competition for capable, experienced personnel and there is no assurance the Company will be able to obtain new qualified employees when required.

     The  Company  believes  its  relations  with  its  employees  are  good.

INSURANCE

     The Company does not presently have a commercial general liability insurance policy. The Company is named as an additional insured under IWP's general liability policy that includes product liability up to $3,000,000, to protect the Company's assets against claims by users of its products. Although there have been no successful claims against the Company, there is no assurance that the Company's coverage under IWP's policy will provide adequate coverage in the case of a successful claim against the Company, in which case the Company's assets would be at risk in the event of successful claims against it. Successful claims in excess of the amount of insurance then in force could have a serious adverse effect upon the Company's financial condition and its future viability. At such time when the Company resumes production of biodiesel, it will again seek to obtain general liability and product liability insurance.

     The Company maintains auto insurance coverage and workman's compensation coverage in amounts deemed adequate.

     The Company does not carry director and officer liability insurance, but does have indemnification agreements covering its officers and directors. The Company is in the process of obtaining surety bonds covering its officers and directors.

PROPERTIES

     The Company presently leases all of its office facilities on a month-to-month basis. The Company leases approximately 800 square feet in Riverside, California for $800 per month, which it uses as corporate headquarters. The Company also leases an executive suite in Phoenix, Arizona for $1,290 per month for use as a sales office.

     As discussed above, the Company has entered into escrow to purchase approximately 7.73 acres in Riverside, California where it intends to construct a biodiesel manufacturing facility. The total purchase price for the land is $673,000 and is scheduled to close escrow in September 2002.

     As discussed above, on February 6, 2002, the Company entered into an agreement with Kinder Morgan Energy Partners, LP & Cardlock, LLC for the acquisition of equipment and assets relating to a cardlock facility located in Phoenix, Arizona. The purchase price is $395,000. Under the terms of the agreement, the acquisition was expected to be consummated on March 31, 2002, but has been extended through August 9, 2002. Upon completion of the purchase, the Company will be required to enter into a Sublease Agreement with Kinder Morgan and Cardlock. The Sublease Agreement pertains to the property on which the equipment and assets are located. The term of the Sublease Agreement is 142 months and will expire on December 31, 2013.

     The Company considers its existing facilities to be adequate for its foreseeable needs and well maintained.

LEGAL  PROCEEDINGS

     Actions pending during the fiscal year 2001 which included the Company as a defendant have all been dismissed under negotiated settlements with the Plaintiffs. In the matter of Nichols vs. B.A.T. International, et al., Case No. GIC 739485, filed in the Superior Court, County of San Diego in October 1999, the settlement and mutual release, which was executed on August 15, 2000, resulted in a dismissal of the case as to all parties involved in this Employment Agreement litigation. There was no monetary consideration to any party as a result of the settlement.

     The matter of Alvis vs. B.A.T. International, et al., Case No. 99AS06972 filed in the Sacramento Superior Court in December 1999 was also dismissed through a negotiated settlement which was executed on September 14, 2000. Plaintiff agreed to return 480,000 shares of common stock to the Company as part of the consideration of the settlement. The settlement also included return of 45,000 shares of common stock from Gene Bunnell, which were returned to Treasury and subsequently cancelled.

     There  was  no  litigation  threatened  or  pending  as  of April 30, 2002.

     All matters involving pending or prospective litigation have been dismissed or resolved.

                                  RISK FACTORS

     We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occur, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

                          RISKS RELATED TO OUR BUSINESS

WE  HAVE  HISTORICALLY  LOST  MONEY  AND  LOSSES  MAY  CONTINUE  IN  THE  FUTURE

     We have historically lost money. In the year ended April 30, 2002, we sustained losses from operations of $3.55 million. Future losses are likely to occur. Accordingly, we may experience significant liquidity and cash flow problems if we are not able to raise additional capital as needed and on acceptable terms. No assurances can be given that we will be successful in reaching or maintaining profitable operations.

WE  WILL  NEED  TO  RAISE  ADDITIONAL  CAPITAL  TO  FINANCE  OPERATIONS

     Our operations have relied almost entirely on external financing to fund our operations. Such financing has historically come from a combination of borrowings from and sale of common stock and convertible debentures to third parties. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing will be required to cover our operating costs. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price.

THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN DUE TO RECURRING LOSSES AND WORKING CAPITAL SHORTAGES, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING

     The report of our independent accountants on our April 30, 2002 financial statements included an explanatory paragraph indicating that there is sub-stantial doubt about our ability to continue as a going concern due to recurring losses and working capital shortages. Our ability to continue as a going concern will be determined by our ability to obtain additional funding. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY

     Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. As a result, this could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO RESELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

     Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

-     with  a  price  of  less  than  $5.00  per  share;

-     that  are  not  traded  on  a  "recognized"  national  exchange;

- whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

- in issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

     Broker-dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

WE  COULD  FAIL  TO  RETAIN  OR  ATTRACT  KEY  PERSONNEL

     Our future success depends, in significant part, on the continued services of Harrison A. McCoy, III. We cannot assure you that we would be able to find an appropriate replacement for any of our key personnel. Any loss or interruption of our key personnel's services could adversely affect our ability to develop our business plan. We have entered into an employment agreement with Mr. McCoy. We do not presently maintain key-man life insurance policies on Mr. McCoy.

DELAWARE LAW AND OUR CHARTER MAY INHIBIT A TAKEOVER OF OUR COMPANY THAT STOCKHOLDERS MAY CONSIDER FAVORABLE

     Provisions of Delaware law, such as its business combination statute, may have the effect of delaying, deferring or preventing a change in control of our company. As a result, these provisions could limit the price some investors might be willing to pay in the future for shares of our common stock.

OUR OFFICERS AND DIRECTORS HAVE THE ABILITY TO EXERCISE SIGNIFICANT INFLUENCE OVER MATTERS SUBMITTED FOR STOCKHOLDER APPROVAL AND THEIR INTERESTS MAY DIFFER FROM OTHER STOCKHOLDERS

     Our executive officers and directors, in the aggregate, own approximately 13% of our common stock. Accordingly, our directors and executive officers, whether acting alone or together, will have significant influence in determining the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, acquisitions, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of these stockholders may differ from the interests of the other stockholders.

                       RISKS RELATED TO OUR OPERATION AS A
                          BUSINESS DEVELOPMENT COMPANY

WE  MAY  CHANGE  OUR  INVESTMENT  POLICIES  WITHOUT FURTHER SHAREHOLDER APPROVAL

     Although we are limited by the Investment Company Act of 1940 with respect to the percentage of our assets that must be invested in qualified investment companies, we are not limited with respect to the minimum standard that any investment company must meet, nor the industries in which those investment companies must operate.

OUR  INVESTMENTS  MAY  NOT  GENERATE  SUFFICIENT  INCOME TO COVER OUR OPERATIONS

     We intend to make investments into qualified companies that will provide the greatest overall return on our investment. However, certain of those investments may fail, in which case we will not receive any return on our investment. In addition, our investments may not generate income, either in the immediate future, or at all. As a result, we may have to sell additional stock, or borrow money, to cover our operating expenses.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

     The Shares of SSPC to which this Reoffer Prospectus relates are being registered for reoffers and resales by the Selling Shareholders, who acquired the Shares pursuant to a compensatory benefit plan with SSPC for consulting and legal services they provided to SSPC. The Selling Shareholders may resell all, a portion, or none of such Shares from time to time.

     The table below sets forth with respect to the Selling Shareholders, based upon information available to the Company as of September 5, 2002, the number of Shares owned, the number of Shares registered by this Reoffer Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.

                                                                                % OF SHARES
                             NUMBER OF      NUMBER OF SHARES                    OWNED BY
                             SHARES OWNED   REGISTERED BY     NUMBER OF SHARES  SHAREHOLDER
SELLING SHAREHOLDERS. . . .  BEFORE SALE    PROSPECTUS        OWNED AFTER SALE  AFTER SALE(1)
---------------------------  -------------  ----------------  ----------------  -------------
Jonathan Rosen. . . . . . .     3,200,000          3,200,000               -0-           -0-
Andrea T. Beyer . . . . . .       150,000            150,000               -0-           -0-
Shane Traveller . . . . . .     2,000,000          2,000,000               -0-           -0-
Anthony Miller. . . . . . .     1,983,333          1,000,000           983,333           1.1%
Harrison A. McCoy III . . .     5,083,333          1,000,000         4,083,333           4.7%
The Covenant Trust. . . . .   5,408,333(2)         2,000,000         3,408,333           3.9%
William Sheaffer. . . . . .     3,374,333          1,000,000         2,374,333           2.7%
Brian A. Lebrecht . . . . .       700,000            700,000               -0-           -0-
Monte Collins . . . . . . .        75,000             75,000               -0-           -0-
Dawn Sheppard . . . . . . .       100,000            100,000               -0-           -0-
James Upton . . . . . . . .       210,482            210,482               -0-           -0-
James Warner. . . . . . . .       200,000            200,000               -0-           -0-
Matt Kirby. . . . . . . . .       625,000            625,000               -0-           -0-
Jaque Yeager. . . . . . . .       830,728            830,728               -0-           -0-
Elke Hagen. . . . . . . . .        50,000             50,000               -0-           -0-
Safe Haven Products, LLC(3)       550,000            550,000               -0-           -0-

(1)     Based  on  86,521,345  shares  outstanding.
(2) Mr. Larry Taggart is deemed the beneficial owner of the shares held by The Covenant Trust. Mr. Taggart resigned as President and a Director of Southern States effective as of September 1, 2001.
(3) The beneficial owner of shares held by Safe Haven Products, LLC is James Warner.

..                                      18

                              PLAN OF DISTRIBUTION

     The Selling Shareholders may sell the Shares for value from time to time under this Reoffer Prospectus in one or more transactions on the Nasdaq Over-the-Counter Bulletin Board, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

     The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

     In addition to any Shares sold hereunder, the Selling Shareholders may, at the same time, sell any shares of common stock, including the Shares, owned by him or her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Reoffer Prospectus.

     There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered.

     The Company will pay all expenses in connection with this offering and will not receive any proceeds from sales of any Shares by the Selling Shareholders.

              MANAGEMENT AND CERTAIN SECURITY HOLDERS OF THE ISSUER

     The following parties are officers, directors, or known holders of more than 5% of the issuer's common stock as of August 16, 2002:

                                                              Common Stock           Percentage of
Name and Address(1) . .  Nature of Affiliation                 Ownership        Common Stock Ownership(2)
-----------------------  ----------------------------         --------------    -------------------------

Harrison A. McCoy, III.  CEO, President, and Director          5,083,333                  6.2%

William O. Sheaffer . .  VP Sales, Director                    3,374,333                  4.1%

Anthony K. Miller . . .  Director                              1,983,333                  2.4%

Lawrence W. Taggart . .  5% Holder                             7,589,833 (3)              9.2%

(1) Unless stated otherwise, the address of each affiliate is c/o Southern States Power Company, Inc., 4505 Allstate Drive, Suite 108, Riverside, California 92501.

(2) Based on 82,565,777 shares of common stock issued and outstanding as of August 16, 2002. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the date hereof are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)     Includes  5,408,333  shares  of  common stock held of record by Covenant
        Trust,  which  Mr.  Taggart  is  deemed  the  beneficial  owner.

     The issuer is not aware of any person who owns of record, or is known to own beneficially, five percent or more of the outstanding securities of any class of the issuer, other than as set forth above. The issuer is not aware of any person who controls the issuer as specified in section 2(a)(1) of the Investment Company Act of 1940. The Company does not have an investment advisor.

BACKGROUND  INFORMATION

     HARRISON A. MCCOY, III is a former member of the U.S. Army Corps of Engineers. After serving in Vietnam, Mr. McCoy obtained a BS in Chemical Engineering from Cal Poly - Pomona. He also holds an AS degree in Water/ Wastewater Treatment from San Bernardino Valley College. Mr. McCoy has enjoyed an extensive career in the environment/alternative fuels/engineering/waste management fields. From 1988 until 1992, Mr. McCoy was Executive Vice President of BLI International, a hazardous waste cleanup company. From 1992 until 1994, he was Executive Vice President of Air Duke Australia, a renewable fuel development company. Most recently, Mr. McCoy started and managed Bioenergy Engineering and Technologies Corporation, a consulting company specializing in developing technology and site plans for regional integrated liquid/solid, urban/industrial waste treatment management. Mr. McCoy joined Southern States Power Company in 1999 and was appointed Chief Executive Officer in September 2001.

     WILLIAM O. SHEAFFER joined Southern States as Director in 2000, where he also serves as Executive Vice President for Sales, Marketing and Government Relations. He is a cum laude graduate of USC with an MBA from Pepperdine University. From 1996 until 1999, Mr. Sheaffer served as Vice-President of Marketing for Mirachem, Co. From 1999 until joining the Company, Mr. Sheaffer was Managing Director of the Safe-Lube division of Gemtek Products.

     ANTHONY K. MILLER the sole outside director of the Company. He also serves as President and a Director of United States Crude International, Inc., a publicly traded company located in Loma Linda, California that specializes in in heavy oil recovery through the use of new technologies. Mr. Miller has worked for United States Crude International since 1996. He brings with him considerable experience in corporate management, and knowledge regarding the operations and requirements imposed on publicly trading companies.

COMPENSATION  OF  DIRECTORS

     We have no standard arrangement, pursuant to which our Directors are compensated or services provided as a Director. Our sole outside Director is paid $250, as reimbursement for travel and expenses, for each meeting of the Board of Directors that he attends. No additional amounts are payable to our Directors for special assignments, if any.

     SUMMARY COMPENSATION TABLE. The following table sets forth the annual and long-term compensation for services in all capacities for the fiscal years ended April 30, 2002 and 2001 paid to Harrison A. McCoy, III, our current Chief Executive Officer. No other executive officers received compensation exceeding $100,000 during the fiscal year ended April 30, 2002.


                                            SUMMARY COMPENSATION TABLE

                                 ANNUAL COMPENSATION  LONG TERM COMPENSATION
                                 -------------------
                                                                          AWARDS
                                                                        -----------
                                                             OTHER       RESTRICTED   SECURITIES
                                                             ANNUAL        STOCK      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION . .  YEAR   SALARY    BONUS   COMPENSATION     AWARD(S)    OPTIONS      COMPENSATION
-------------------------------  ----   -------   -----   ------------  -----------   ----------    ------------

Harrison A. McCoy, III. . . . .  2002   $97,000   $  --   $ 112,000 (2)      --        2,325,000         --
     Chief Executive Officer(1)  2001    90,000      --      13,500          --           --             --

_______________

(1) Mr. McCoy became Chief Executive Officer of Southern States effective as of September 1, 2001.
(2) Amount includes 1 million shares of preferred stock issued to Mr. McCoy as a director of the Company. Each preferred share is entitled to ten votes on all shareholder matters and is convertible into common stock on a 1:1 basis. Also includes the value of vested options issued below market price. On August 1, 2002, the preferred shares were converted into 1 million shares of common stock.

     The following table sets forth certain information concerning the number of individual grants of stock options made during the last completed during the fiscal year ended April 30, 2002 to each of the named executive officers:

                                  AGGREGATED OPTION GRANTS IN LAST FISCAL YEAR

                        NUMBER OF                % OF TOTAL OPTIONS
NAME                    SECURITIES UNDERLYING    GRANTED TO EMPLOYEES
                        OPTIONS GRANTED          IN FISCAL YEAR          EXERCISE PRICE    EXPIRATION DATE
----------------------  ---------------------    --------------------    --------------    ---------------
Harrison A. McCoy, III         325,000                 2.3%                  $0.001         April 1, 2004
                             2,000,000                14.3%                   $0.01        August 1, 2004
                        ---------------------    --------------------
Total. . . . . . . . .       2,325,000                16.6%


     The following table sets forth certain information concerning the number and value of securities underlying exercisable and unexercisable stock options as of the fiscal year ended April 30, 2002 for named officers of the Company.


           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                             YEAR-END OPTION VALUES


                                                NUMBER OF SECURITIES
                        NUMBER OF               UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                        SHARES                  OPTIONS AT                  IN-THE-MONEY OPTIONS AT
                        ACQUIRED ON  VALUE      APRIL 30, 2002              APRIL 30, 2002
NAME                    EXERCISE     REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
----------------------  -----------  --------   -------------------------   -----------------------------
Harrison A. McCoy, III      325,000  $ 10,000   Exercisable       850,000   Exercisable       $119,000.00
                                                Unexercisable   1,650,000   Unexercisable     $231,000.00

(1) The value of unexercised in-the-money options at fiscal year end is calculated using the last sale price of $0.14 per share as of April 30, 2002, the last trading day of fiscal year 2001, as reported on the OTC Bulletin Board.

..                                      21

EMPLOYMENT  AGREEMENTS

     Employment agreements were entered into between Lawrence W. Taggart, Harrison A. McCoy, III, and William O. Sheaffer and the company on March 14, 2001 reflecting the fiscal salary shown in the table above for Mr. McCoy. These agreements also reflect terms of three (3) years for each named officer, with a severance scale equal to one-month compensation for each month employed or working for the Company, up to a maximum of 24 months, for any involuntary termination without cause. On August 1, 2002, the Company and Mr. Taggart agreed to terminate his employment contract.

INDEMNIFICATION

     As permitted by the provisions of the General Corporation Law of the State of Delaware (the "Delaware Code"), the Company has the power to indemnify any
                     -------------
person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation if such officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of Southern States. Any such person may be indemnified against expenses, including attorneys' fees, judgments, fines and settlements in defense of any action, suit or proceeding. Further, the Delaware Code permits a corporation to purchase and maintain liability insurance on behalf of its officers, directors, employees and agents. The Company does not maintain such liability insurance.

                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by The Lebrecht Group, A Professional Law Corporation, Rancho Santa Margarita, California. Brian A. Lebrecht, principal of The Lebrecht Group currently holds 700,000 shares of the Company's Common Stock being registered for resale in this Reoffer Prospectus.

                                     EXPERTS

     The balance sheets as of April 30, 2002 and the statements of operations, shareholders' equity and cash flows for the two years ended April 30, 2002 and 2001 of Southern States Power Company, Inc., have been incorporated by reference in this Registration Statement in reliance on the report of Stonefield Josephson, Inc., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM  3.  INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The following documents are hereby incorporated by reference in this Registration Statement:

(i) The Registrant's Annual Report dated July 22, 2002 on Form 10-KSB filed with the Commission on August 14, 2002.

(ii) The Registrant's Quarterly Report dated September 16, 2002 on Form 10-QSB filed with the Commission on September 16, 2002.

(iii) All other reports and documents previously and subsequently filed by the Registrant before and after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

ITEM  4.  DESCRIPTION  OF  SECURITIES.

     Not  applicable.

ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

     Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by The Lebrecht Group, APLC, counsel to the Company.

     Mr. Brian A. Lebrecht, principal of The Lebrecht Group, APLC, is the beneficial owner of 700,000 shares of common stock of the Company.

ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     As permitted by the provisions of the General Corporation Law of the State of Delaware (the "Delaware Code"), the Company has the power to indemnify any
                     -------------
person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation if such officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of Southern States. Any such person may be indemnified against expenses, including attorneys' fees, judgments, fines and settlements in defense of any action, suit or proceeding. Further, the Delaware Code permits a corporation to purchase and maintain liability insurance on behalf of its officers, directors, employees and agents. The Company does not maintain such liability insurance.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.

     These Shares were issued for advisory, employment, and legal services rendered. These sales were made in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof, covering transactions not involving any public offering or not involving any "offer" or "sale".

ITEM  8.  EXHIBITS

3.1 Articles of Incorporation of the Registrant, as amended (incorporated by reference).

3.2     Bylaws  of  the  Registrant  (incorporated  by  reference).

5.1     Opinion  of  The  Lebrecht  Group,  APLC.

23.1    Consent  of  The  Lebrecht  Group, APLC (included in Exhibit 5.1).

23.2    Consent  of  Stonefield  Josephson,  Inc., Certified Public Accountants.

ITEM  9.  UNDERTAKINGS.

(a)     The  undersigned  Registrant  hereby  undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) (1)(i) and (a) (1) (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riverside, State of California, on September 17, 2002.


                                         Southern States Power Company, Inc.


                                         /s/ Harrison A. McCoy, III
                                         ---------------------------------------
                                         By:   Harrison A. McCoy, III
                                         Its:   President and CEO

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:



/s/ Harrison A. McCoy, III
-----------------------------------------
Harrison A. McCoy, III
President and Chief Executive Officer


/s/ William O. Sheaffer
-----------------------------------------
William O. Sheaffer
Director


/s/ Anthony Miller
-----------------------------------------
Anthony Miller
Director